Upstream Biosciences Inc. Appoints University of British Columbia's
Dr. Wyeth Wasserman to Advisory Board

March 21, 2006 - Upstream Biosciences Inc. (OTCBB - UPBS) ("Upstream" or "the Company"), an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response, has announced today the appointment of Dr. Wyeth Wasserman to its scientific advisory board. Dr. Wasserman is a Professor at the University of British Columbia and senior scientist at the Centre for Molecular Medicine and Therapeutics (CMMT).

Dr. Wasserman, formerly of GlaxoSmithKline Inc. and Pharmacia Corp. (since acquired by Pfizer Inc.), is world renowned for his ground breaking research in the identification of key functional regions in the Human Genome. Dr. Wasserman leads the field in the development of bioinformatics tools and novel assays used to discover the on/off switches for human genes. These genetic switches, called transcription factor binding sites, are the control points that define when and where each gene will be active. An individual with genetic abnormalities at these key points in their genome may be susceptible to various forms of disease or may be overly responsive or non-responsive to certain drugs.

"Dr. Wasserman's world leading genetic research at the CMMT confirms our belief that Personalized Medicine will have a significant impact in healthcare, where diagnosis and treatment are driven by the biology of the individual," says Upstream CEO Joel Bellenson. "We are excited to have Dr. Wasserman on our scientific advisory board and we look forward to drawing on his expertise as we advance our scientific goals."

"I believe the advances in genetic research could potentially transform modern medicine," says Dr. Wasserman. "I look forward to helping Upstream leverage cutting edge genetic research and technologies to develop products that could offer measurable benefits to human health."

Upstream is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility. Upstream is also developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile. According to the Journal of the American Medical Association, each year 100,000 people die in the United States due to adverse reactions to prescription drugs.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

About Upstream Biosciences Inc.

Upstream Biosciences Inc. is an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response founded in 2004. Upstream discovers, develops, and licenses genetic based diagnostics for cancer susceptibility and drug response. Upstream's proprietary data mining pipeline enables it to locate and analyze genetic variations in the regions of DNA 'upstream' of the gene, the 'gene switches,' which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company will become an emerging leader in the field of diagnostics for cancer and the prediction of drug response; (ii) personalized medicine will have a significant impact in healthcare and that diagnosis and treatment are and will continue to be driven by the biology of the individual; (iii) the Company will continue to advance its scientific goals and execute its business plan; (iv) advances in genetic research will transform modern medicine; (v) the Company is able to leverage genetic research and technologies and to develop products which benefit human health; (vi) diagnostic tests currently being developed by the Company will aid in the early detection of cancer and further, that such tests are able to identify individuals with disease susceptibility; and (vii) diagnostic tests currently being developed by the Company will determine whether a drug will be useful or harmful to an individual patient based on their genetic profile.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics; (iii) the Company's inability to adequately protect its intellectual property or the Company's inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company's products not developing as expected; (vii) the Company's inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company's technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.